EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement (Form S-4) and related Prospectus of Stone Energy Corporation for the registration of $200,000,000 of 6¾% Senior Subordinated Notes and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements of Stone Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

New Orleans, Louisiana
January 28, 2005